Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

FIRST QUARTER 2021

Net Income Increase of 14.9%

CALABASAS, Calif., May 7, 2021 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Results and Highlights

•	Compared to a record first quarter of 2020, total revenues decreased by 3.5% to $184.0 million

•	Net income increased by 14.9% to $15.0 million, or $0.37 per common share, diluted

•	Adjusted EBITDA increased by 14.8% to $25.7 million

•	Revenue from financing fees increased by 16.2% to $17.8 million

•	Private Client brokerage revenue decreased by 7.7% against a difficult comparison of 19.0% growth in the first quarter of 2020

•	Larger Transaction brokerage revenue increased by 5.1% compared to 45.7% growth in the first quarter of 2020

Hessam Nadji, President and CEO commented, “Our first quarter results set a positive tone for 2021 with net income and Adjusted EBITDA well ahead of last year. The strong quarter is noteworthy coming on the heels of a record revenue milestone in the first quarter of 2020 and a record fourth quarter, which reduced our pipeline and inventory. The results are a testament of our team’s ability to complete transactions in a challenging market as well as our expanded investor outreach from the outset of the pandemic. We have seen investor demand steadily rise in anticipation of a vaccine rollout, growing confidence in the economic recovery, still-low interest rates and ample liquidity. The market recovery, coupled with our cost containment efforts, led to a nearly 15% improvement in earnings and over a two hundred basis point expansion in our Adjusted EBITDA margin.”

Nadji continued, “Looking forward, all business segments are expected to show further strength at varying degrees with the most pandemic-impacted sectors still needing time for price discovery. Apartments and single-tenant net-lease, among the most stable sectors, are seeing pre-COVID pricing and investor demand in many markets. We believe we are well positioned for future growth and shareholder value creation given our expanded investor outreach capacity, leading brand, strategic acquisitions and continued investment in technology.”

First Quarter 2021 Results Compared to First Quarter 2020

Total revenues for the first quarter of 2021 were $184.0 million, compared to $190.7 million for the same period in the prior year, decreasing 3.5%. The reduction in total revenues was primarily driven by a decrease in real estate brokerage commissions, partially offset by an increase in financing fees. Other revenues were relatively comparable to prior year. Real estate brokerage commissions decreased 5.3% to $162.8 million from the same period in the prior year primarily due to a decrease in average commission rates, partially offset by an increase in sales volume. Financing fees increased 16.2% to $17.8 million primarily due to our recent acquisitions and other ancillary fees.

Total operating expenses for the first quarter of 2021 decreased 4.3% to $163.8 million, compared to $171.1 million for the same period in the prior year. The change was primarily driven by a 4.1% decrease in cost of services and a 5.8% decrease in selling, general and administrative expense. Cost of services as a percent of total revenues decreased 30 basis points to 59.3% compared to the same period in the prior year, primarily due to a higher proportion of transactions closed by our more senior investment sales and financing professionals at the start of the pandemic during the three months ended March 31, 2020. Traditionally, cost of services as a percent of total revenues is lower during the three-month period ended March 31 as certain investment professionals may earn a higher commission rate later in the year after meeting annual revenue thresholds.

Selling, general and administrative expense for the first quarter of 2021 decreased 5.8% to $51.7 million, compared to the same period in the prior year. The decrease was primarily due to reductions in (i) the Company’s annual sales recognition event being cancelled due to ongoing concerns about the pandemic; and (ii) legal costs. These decreases were partially offset by increases in (i) operating costs related to acquired businesses in the last 12 months; (ii) compensation related costs, including variable employee incentive compensation as a result of our performance and deferred compensation obligations; and (iii) facilities expenses.

Net income for the first quarter of 2021 was $15.0 million, or $0.38 per common share, basic and $0.37 per common share, diluted, compared to $13.1 million, or $0.33 per common share, basic and diluted, for the same period in the prior year. Adjusted EBITDA for the first quarter of 2021 was $25.7 million, compared to $22.4 million for the same period in the prior year. As of March 31, 2021, the Company had 2,038 investment sales and financing professionals.

Business Outlook

Notwithstanding the continuing impact of the COVID-19 pandemic on the current business environment, we believe that the Company is positioned to achieve long-term growth by leveraging a number of factors. These include our leading national brand and market position within the Private Client Market segment, growth opportunities in the Middle Market and Larger Transaction Market segments, significant growth potential in our financing division, Marcus & Millichap Capital Corporation, and supplementing our organic growth through incremental strategic acquisitions. The Company’s growth plan also includes further expansion of investment brokerage services in office, industrial and various specialty property types such as hospitality, self-storage and seniors housing.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities through consolidation. This market segment consistently accounts for over 80% of all commercial property sales transactions and over 60% of the commission pool and is highly fragmented. The top 10 brokerage firms led by MMI have an estimated 23% share of this segment by transaction count.

Key factors that may influence the Company’s business during the remainder of 2021 include:

•	Uneven recovery among markets we operate in and certain real estate asset types

•	Volatility in market sales and investor sentiment driven by:

•	Slowdown in market sales of asset types impacted by COVID-19, interest rate fluctuations, increasing bid-ask spread between buyers and sellers and economic trends

•

Boost to investor sentiment and sales activity based on favorable interest rates, easing cycle, increased COVID-19 vaccine supply and distribution and economic initiatives which may increase real estate investor demand, particularly in the second half of 2021

•	Possible impediment to investor sentiment related to regulatory and tax law changes at the local, state and national level

•	Experienced sales and financing professionals’ larger share of revenue production in a more challenging market environment, resulting in a higher cost of services

•	Volatility in each of the Company’s market segments

•	Global geopolitical uncertainty, which may cause investors to refrain from transacting

•	The potential for accretive acquisition activity and subsequent integration

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (855) 327-6837 ten minutes prior to the scheduled call time. International callers should dial (631) 891-4304. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 10:30 a.m. Pacific Time/1:30 p.m. Eastern Time on Friday, May 7, 2021, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Friday, May 21, 2021, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 10013991.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of March 31, 2021, the Company had 2,038 investment sales and financing professionals in 84 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 2,332 transactions during the three months ended March 31, 2021, with a sales volume of approximately $12.0 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2021, the potential continuing impact of the COVID-19 pandemic, and expectations for changes (or fluctuations) in market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•

uncertainties relating to the continuing impact of the COVID-19 pandemic, including the timing and ultimate success of the vaccine rollout, the potential impact of the federal government’s recently approved stimulus response package, and the pace of recovery following such pandemic;

•	general uncertainty in the capital markets and a worsening of economic conditions and the rate and pace of economic recovery following an economic downturn;

•	changes in our business operations, including restrictions on business activities, resulting from the COVID-19 pandemic;

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, including potential increases in corporate taxes by the Biden Administration, employment laws or other government regulation affecting our business;

•	our ability to successfully identify, negotiate, execute and integrate accretive acquisitions; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Real estate brokerage commissions	$162,796	$171,829
Financing fees	17,843	15,351
Other revenues	3,338	3,537

Total revenues	183,977	190,717

Operating expenses:
Cost of services	109,103	113,757
Selling, general and administrative	51,677	54,860
Depreciation and amortization	2,997	2,464

Total operating expenses	163,777	171,081

Operating income	20,200	19,636
Other income (expense), net	1,044	(366)
Interest expense	(146)	(283)

Income before provision for income taxes	21,098	18,987
Provision for income taxes	6,086	5,917

Net income	15,012	13,070

Other comprehensive (loss) income:
Marketable debt securities, available-for-sale:
Change in net unrealized – (losses) gains	(621)	(497)
Less: reclassification adjustment for net losses included in other income (expense), net	—	11

Net change, net of tax of $(215) and $(168) for the three months ended March 31, 2021 and 2020, respectively	(621)	(486)
Foreign currency translation (loss) gain, net of tax of $0 for the three months ended March 31, 2021 and 2020	(113)	891

Total other comprehensive (loss) income	(734)	405

Comprehensive income	$14,278	$13,475

Earnings per share:
Basic	$0.38	$0.33
Diluted	$0.37	$0.33

Weighted average common shares outstanding:
Basic	39,757	39,541
Diluted	40,124	39,646

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $12.0 billion for the three months ended March 31, 2021, encompassing 2,332 transactions consisting of $8.9 billion for real estate brokerage (1,588 transactions), $1.6 billion for financing (494 transactions) and $1.5 billion in other transactions, including consulting and advisory services (250 transactions). As of March 31, 2021, the Company had 1,953 investment sales professionals and 85 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended March 31,
Real Estate Brokerage	2021	2020
Average Number of Investment Sales Professionals	1,959	1,889
Average Number of Transactions per Investment Sales Professional	0.81	0.85
Average Commission per Transaction	$102,517	$106,396
Average Commission Rate	1.84%	2.04%
Average Transaction Size (in thousands)	$5,582	$5,227
Total Number of Transactions	1,588	1,615
Total Sales Volume (in millions)	$8,864	$8,442

	Three Months Ended March 31,
Financing (1)	2021	2020
Average Number of Financing Professionals	86	89
Average Number of Transactions per Financing Professional	5.74	5.37
Average Fee per Transaction	$30,464	$30,900
Average Fee Rate	0.93%	0.84%
Average Transaction Size (in thousands)	$3,263	$3,670
Total Number of Transactions	494	478
Total Financing Volume (in millions)	$1,612	$1,754

(1)	Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended March 31,
	2021			2020			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	227	$149	$6,138	216	$136	$5,742	11	$13	$396
Private Client Market ($1 - <$10 million)	1,200	3,668	105,423	1,242	4,001	114,264	(42)	(333)	(8,841)
Middle Market ($10 - <$20 million)	78	1,067	20,601	91	1,222	22,668	(13)	(155)	(2,067)
Larger Transaction Market (≥$20 million)	83	3,980	30,634	66	3,083	29,155	17	897	1,479

	1,588	$8,864	$162,796	1,615	$8,442	$171,829	(27)	$422	$(9,033)

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares and par value)

	March 31, 2021 (Unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$221,708	$243,152
Commissions receivable, net	8,205	10,391
Prepaid expenses	10,084	10,153
Marketable debt securities, available-for-sale (includes amortized cost of $134,460 and $158,148 at March 31, 2021 and December 31, 2020, respectively, and $0 allowance for credit losses)	134,494	158,258
Advances and loans, net	2,106	2,413
Other assets	5,642	4,711

Total current assets	382,239	429,078
Property and equipment, net	22,931	23,436
Operating lease right-of-use assets, net	81,105	84,024
Marketable debt securities, available-for-sale (includes amortized cost of $65,114 and $45,181 at March 31, 2021 and December 31, 2020, respectively, and $0 allowance for credit losses)	66,931	47,773
Assets held in rabbi trust	10,574	10,295
Deferred tax assets, net	20,629	21,374
Goodwill and other intangible assets, net	50,817	52,053
Advances and loans, net	111,781	106,913
Other assets	4,075	4,176

Total assets	$751,082	$779,122

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$18,919	$18,288
Deferred compensation and commissions	33,199	58,106
Income tax payable	8,512	3,726
Operating lease liabilities	19,209	19,190
Accrued bonuses and other employee related expenses	11,478	21,007

Total current liabilities	91,317	120,317
Deferred compensation and commissions	28,745	38,745
Operating lease liabilities	57,134	59,408
Other liabilities	12,217	13,816

Total liabilities	189,413	232,286

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at March 31, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 39,500,966 and 39,401,976 at March 31, 2021 and December 31, 2020, respectively	4	4
Additional paid-in capital	113,737	113,182
Retained earnings	446,088	431,076
Accumulated other comprehensive income	1,840	2,574

Total stockholders’ equity	561,669	546,836

Total liabilities and stockholders’ equity	$751,082	$779,122

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Net income	$15,012	$13,070
Adjustments:
Interest income and other(1)	(531)	(2,003)
Interest expense	146	283
Provision for income taxes	6,086	5,917
Depreciation and amortization	2,997	2,464
Stock-based compensation	2,288	2,632
Non-cash MSR activity(2)	(303)	15

Adjusted EBITDA(3)	$25,695	$22,378

(1)	Other includes net realized gains (losses) on marketable debt securities available-for-sale.
(2)	Non-cash MSR activity includes the assumption of servicing obligations.
(3)	The increase in Adjusted EBITDA for the three months ended March 31, 2021 compared to the same period in 2020 is primarily due to a lower proportion of operating expenses compared to total revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above

•	Acquisitions: acquisitions of teams and/or acquisitions as business combinations under accounting standards